Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of our report dated March 16, 2015, relating to the consolidated financial statements of CIM Urban Partners, L.P. for the year ended December 31, 2013, and the 2013  financial information included in schedule III (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the merger of CIM Urban Partners, L.P. with CIM Commercial Trust Corporation (formerly PMC Commercial Trust)), appearing in this Annual Report on Form 10-K of CIM Commercial Trust Corporation for the year ended December 31, 2015.

We consent to the incorporation by reference in the following Registration Statements:

•	Form S-8, File No. 333-127531
•	Form S-3D, File No. 333-24767

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
March 15, 2016